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                                                                      EXHIBIT 15

Quicksilver Resources Inc.
777 West Rosedale
Fort Worth, Texas 76104

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. for the periods ended September 30, 2001 and 2000, as indicated in our report dated November 7, 2001, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in Registration Statements No. 333-49136 and No. 333-69496 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
November 13, 2001